     EXHIBIT 99.1

News Release

Pioneer Natural Resources Reports
First Quarter 2012 Financial and Operating Results

Dallas, Texas, May 2, 2012 -- Pioneer Natural Resources Company (NYSE:PXD) (“Pioneer” or “the Company”) today announced financial and operating results for the quarter ended March 31, 2012.

Pioneer reported first quarter net income attributable to common stockholders of $215 million, or $1.68 per diluted share (see attached schedule for a description of the earnings per diluted share calculation).  Without the effect of noncash derivative mark-to-market gains, other unusual items and the incremental share dilution impact attributable to Pioneer’s convertible senior notes, adjusted income for the first quarter was $153 million after tax, or $1.23 per share.

Scott Sheffield, Chairman and CEO, stated, “As the third largest driller in the U.S., the Company delivered another strong quarter, with production of 147 thousand barrels oil equivalent per day (MBOEPD), an increase of 10 MBOEPD, or 7%, from the fourth quarter of 2011 (excluding discontinued operations).  Our three core liquids-rich growth assets in Texas, the Spraberry field, the Eagle Ford Shale and the Barnett Shale Combo play, were the drivers of this significant increase.  Importantly, oil production increases accounted for 74% of the quarter-to-quarter growth.”

“We continue to expect the Company to deliver production growth of 23% to 27% in 2012 compared to 2011.  The capital program for 2012 totals $2.8 billion, with $2.4 billion of the spending designated for drilling and $0.4 billion for vertical integration. The capital program is weighted towards the first half of 2012.  Funding for the capital program is expected to be provided by forecasted operating cash flow of $2.2 billion, proceeds of $0.5 billion from Pioneer’s equity offering during the fourth quarter of 2011 and the utilization of $0.1 billion of pipe and equipment inventory.”

“We expect the Company to achieve a compound annual production growth rate of 20+% through 2014, with liquids increasing from 58% of total production currently to 65% in 2014.  This strong, liquids-focused production growth, coupled with our attractive derivatives position, is forecasted to generate compound annual operating cash flow growth of 25+% over the 2012 through 2014 period.  Revenue from liquids production is expected to grow from 80% of Pioneer’s total revenue currently to 90% by 2014, assuming commodity prices of $100 per barrel for oil and $3 per thousand cubic feet (MCF) for gas in 2012 and $100 per barrel for oil and $4 per MCF for gas in 2013 and 2014.”

“Activity continues to ramp up in the horizontal Wolfcamp Shale play, where Pioneer is the largest acreage holder with more than 400,000 prospective acres.  We are currently running four rigs in the southern part of the play.  Our first two successful wells in Upton County have been producing above expectations for more than six months and four months, respectively, and continue to flow naturally.  We recently put two wells on production in Reagan County.  These wells are in the early days of unloading water after being fracture stimulated, with oil production increasing daily.  Plans call for increasing our rig count to seven rigs and drilling 30 wells to 35 wells by year end.”

Sheffield continued, “Our deeper vertical drilling program in the Spraberry field continues to successfully add incremental production and proved reserves from completions in the Strawn, Atoka and Mississippian intervals.  Production data continues to support an incremental estimated ultimate recovery (EUR) of 30 thousand barrels oil equivalent (MBOE) for wells completed in the Strawn.  This data also suggests that Atoka and Mississippian can potentially deliver incremental EURs of 50 MBOE to 70 MBOE and 15 MBOE to 40 MBOE, respectively.”

“On the North Slope of Alaska, Pioneer drilled a successful onshore appraisal well to test the southern extent of the Torok interval.  The well flowed at 2,000 barrels oil per day (BOPD) gross during the test period and provided data which supports the addition of 50 million barrels of oil (MMBO) to the Torok interval’s resource potential.  We also recently successfully tested a new fracture stimulation design on a well completed in the Nuiqsut interval from the island, resulting in a gross initial production rate of 4,000 BOPD.”

“Owning fracture stimulation fleets continues to enhance the execution of our drilling program and provide significant cash savings versus contracting for these services at market rates.  We added 25,000 horsepower in April and will add another 45,000 horsepower by mid-year, bringing our total fleet capacity to 300,000 horsepower.  We also recently completed the acquisition of a U.S. industrial sands company (now known as Premier Silica) which has allowed us to secure high-quality, low-cost and logistically-advantaged brown sand supply to cover a substantial portion of our fracture stimulation requirements.”

“Pioneer has a strong financial position, with a net debt-to-book capitalization of 28% as of March 31, 2012, and is committed to maintaining net debt-to-book capitalization below 35% and net debt to operating cash flow at less than 1.75 times.  Pioneer is rated investment grade by Standard and Poor’s.”

“The Company has agreed to sell its South Africa business to the Petroleum Oil and Gas Corporation of South Africa (PetroSA) for net cash proceeds of $52 million before tax, subject to normal closing adjustments.  The transaction is expected to close in mid-2012.”

Mark-To-Market Derivative Gains, Unusual Items and Share Dilution Included in First Quarter 2012 Earnings

Pioneer’s first quarter earnings included unrealized mark-to-market gains on derivatives of $20 million after tax, or $0.16 per diluted share.

First quarter earnings also included a net gain of $42 million after tax, or $0.32 per diluted share, related to unusual items.  These unusual items included:
•	a gain of $27 million after tax, or $0.21 per diluted share, from the sale of acreage in the Eagle Ford Shale play,
•	Alaska production tax credit recoveries of $8 million after tax, or $0.06 per diluted share,
•	income associated with discontinued operations in South Africa of $11 million, or $0.08 per diluted share, and
•	an inventory valuation charge on dry gas assets of $4 million after tax, or $0.03 per diluted share.

First quarter earnings on a per diluted share basis were impacted by the addition of 3.5 million shares to Pioneer’s diluted share count compared to the fourth quarter of 2011.  This increase reflects the dilutive effect of incremental common shares of Pioneer that could be potentially issued upon conversion of Pioneer’s outstanding convertible senior notes due 2038, with first put/call in 2013.  The incremental share dilution equates to $0.03 per share.

Operations Update and Drilling Program

In the Spraberry oil field in West Texas, Pioneer is currently operating 44 rigs, of which 40 are drilling vertical wells (including 15 Company-owned rigs) and four are drilling horizontal wells.   The Company has continued to expand its integrated services to control drilling costs and support the execution of its drilling program. Five Company-owned fracture stimulation fleets totaling 100,000 horsepower are currently operating in the Spraberry field supporting vertical drilling operations.  An additional 10,000 horsepower will be added to these five fleets by midyear.  The first of two additional fleets (totaling 60,000 horsepower) to support Pioneer’s horizontal drilling program in the Wolfcamp Shale was recently delivered, with the second fleet scheduled to be delivered by midyear.

In early April, the Company completed the acquisition of a U.S. industrial sands company (Premier Silica), which is expected to supply Pioneer’s growing brown sand requirements for fracture stimulating wells in the Spraberry vertical and horizontal Wolfcamp Shale plays along with the Barnett Shale Combo play.  In addition, the Company owns other oil field service equipment to support its Spraberry operations, including pulling units, fracture stimulation tanks, water transport trucks, hot oilers, blowout preventers, construction equipment and fishing tools.  It has also contracted for tubular and pumping unit requirements through 2012 and well cementing services through 2016.

In the horizontal Wolfcamp Shale play, the Company believes it has significant resource potential within its acreage based on its extensive geologic data covering the Wolfcamp A, B, C and D intervals and its drilling results to date.  Pioneer is the largest acreage holder in the play with more than 400,000 prospective acres.

The Company’s current focus is the Wolfcamp B interval in 200,000 acres in the southern part of the field to hold expiring acreage.  EURs in this area are expected to range from 350 MBOE to 500 MBOE per well.  Current plans call for drilling 90 horizontal wells in this area by the end of 2013, with 30 to 35 horizontal wells being drilled in 2012.  Four horizontal rigs are currently operating, up from one horizontal rig at the beginning of the year.  Pioneer expects to increase to seven rigs by the end of 2012 with a further increase to 10 rigs in early 2013.  Well costs are currently averaging $8 million to $9 million per well, which includes the costs of coring, extra logging and micro seismic.  Once Pioneer switches from drilling these “science” wells to development wells, drilling costs are expected to range from $6 million to $7 million per well.

Pioneer’s first two successful wells in the play were drilled in Upton County with 5,800-foot laterals and 30 fracture stimulation stages.  Both wells continue to produce above expectations and flow naturally at rates greater than 215 barrels oil equivalent (BOEPD) and 350 BOEPD, respectively, after being on production for more than six months and four months, respectively.

Pioneer drilled two wells in southern Reagan County and one well in southern Upton County during the first quarter.  All three wells are testing longer 7,000-foot laterals and additional fracture stimulation stages.  The two wells in southern Reagan County have been fracture stimulated and recently put on production. They are in the early days of unloading water after being fracture stimulated, with oil production rates increasing daily.  The Company expects to drill 9 horizontal Wolfcamp Shale wells in the second quarter and put two to three additional wells on production by the end of the quarter.

Pioneer is continuing to acquire bolt-on acreage in the southern portion of the play so that longer laterals can be drilled.  Approximately 17,000 net acres have been added year-to-date.  The Company is also acquiring 260 square miles of 3-D seismic during the first half of 2012 to help optimize the placement of future drilling locations.

The Company continues to drill vertically to deeper intervals in the Spraberry field below the Wolfcamp interval (40-acre type curve EUR of 140 MBOE).  This deeper drilling includes the Strawn, Atoka and Mississippian intervals.

Pioneer put 81 vertical wells on production in the Strawn interval in the first quarter.  Production data continues to support an incremental gross EUR per well from the Strawn interval of 30 MBOE. Pioneer believes this interval is prospective on 60% to 70% of its Spraberry acreage.

The Company put 27 vertical Atoka wells on production during the first quarter.  Two of these completions were zonal tests with initial production rates ranging from 150 BOEPD to 250 BOEPD.  The remaining 25 wells were commingled with upper intervals.  Results from zonal tests and commingled wells continue to support a potential incremental gross EUR of 50 MBOE to 70 MBOE for wells completed in the Atoka interval. Pioneer believes the Atoka interval is prospective on 25% to 50% of its Spraberry acreage.

Eight vertical wells were also put on production in the Mississippian interval during the first quarter.  Data from all Mississippian wells drilled to date continue to support a potential incremental gross EUR per well of 15 MBOE to 40 MBOE from this interval.  Pioneer believes the Mississippian interval is prospective in 20% of its Spraberry acreage.

Pioneer’s vertical rig count is expected to decline from 40 rigs currently to 30 rigs by year end as its horizontal rig count in the Wolfcamp Shale increases.  In approximately 50% of the vertical wells scheduled to be drilled in 2012, the Wolfcamp will be the deepest interval completed.  Of the remaining 50% of the wells, 20% will be deepened to the Strawn, 20% to the Atoka and 10% to the Mississippian.

First quarter production from the Spraberry field averaged 62 MBOEPD, an increase of 9 MBOEPD from the fourth quarter of 2011.  Production during the quarter benefited from a reduction in the frac bank (vertical wells drilled, but not yet completed) of 40 wells.  This benefit is not expected to recur over the remainder of 2012, as the Spraberry frac bank is now at a normal level.  Based on first quarter results and the vertical and horizontal drilling programs described above, production is forecasted to grow from an average of 45 MBOEPD in 2011 to 61 MBOEPD to 65 MBOEPD in 2012.  Assuming the vertical rig count remains at 30 rigs in 2013 and 2014, and the horizontal rig count increases to 10 rigs during this time period, production is forecasted to further increase to 81 MBOEPD to 87 MBOEPD in 2013 and 96 MBOEPD to 103 MBOEPD in 2014.

The 2012 blended Pioneer and third-party well cost for the vertical drilling program averages $1.7 million to $1.8 million per well, ranging from $1.6 million to $1.7 million for a well drilled to the Wolfcamp interval, $1.65 million to $1.75 million to the Strawn interval and $1.9 million to $2.0 million to the Atoka or Mississippian intervals.  Pioneer’s internal rate of return on its 2012 Spraberry vertical drilling program is expected to be 45% to 50% before tax, based on the drilling program and gross EURs described above, and assuming flat commodity prices of $100 per barrel for oil and $4 per MCF for gas.

The Company continues to test vertical downspacing in the Spraberry field from 40 acres to 20 acres.  Thirty-four 20-acre vertical wells have been drilled since 2010.  These 20-acre wells were mostly drilled to the Lower Wolfcamp with a few completed in the Strawn interval.  Results continue to indicate that production from these wells is performing near the type curve for a 40-acre Lower Wolfcamp well (EUR of 140 MBOE).  The Company expects to drill approximately fifty 20-acre wells in its 2012 drilling program.

Water injection was initiated in the third quarter of 2010 on the Company’s 7,000-acre waterflood project in the Upper Spraberry interval.  Results continue to be encouraging, as the production decline from 110 producing wells in the surveillance area has flattened and an increase in production continues to be observed as additional wells respond to water injection.  Production from the area flooded in the Upper Spraberry was greater than 25% higher in the first quarter than the forecasted base production for the corresponding time period prior to the waterflood project being implemented.  Based on performance to date, further production increases and reserve additions are expected.

In the liquids-rich Eagle Ford Shale in South Texas, Pioneer and its joint venture partners are currently running 12 rigs.  The Company drilled 28 wells in the first quarter and placed 26 wells on production.  To improve the execution of its drilling and completions program and reduce costs, Pioneer is operating two Company-owned fracture stimulation fleets totaling 100,000 horsepower.  The Company is also utilizing a dedicated third-party fracture stimulation fleet, which commenced operating in April 2011 under a two-year contract.

Pioneer plans to continue running 12 rigs in 2012 and drill approximately 125 wells.  The 2012 drilling program will continue to focus on liquids-rich drilling, with only 15% of the wells designated to hold strategic dry gas acreage in response to the current low gas price environment.  Future plans call for the rig count to increase to 14 rigs in 2013, 16 rigs in 2014 and 19 rigs in 2015.

Pioneer increased its Eagle Ford Shale production from 20 MBOEPD in the fourth quarter of 2011 to 23 MBOEPD in the first quarter.  The Company expects production to increase from an average of 12 MBOEPD in 2011 to 25 MBOEPD to 29 MBOEPD in 2012, 37 MBOEPD to 41 MBOEPD in 2013 and 47 MBOEPD to 53 MBOEPD in 2014.

Pioneer’s gross well cost in the Eagle Ford Shale ranges from $7 million to $8 million per well.  Using this well cost, estimated EURs, assumed flat commodity prices of $100 per barrel for oil and $4 per MCF for gas and excluding the benefit of the joint-venture drilling carry, the before-tax internal rate of return for the 2012 drilling program is estimated to be 70%.

Pioneer has been testing the use of lower-cost white sand instead of ceramic proppant to fracture stimulate wells drilled in shallower areas of the field.  Forty-five wells have been tested to date, with a savings of approximately $700 thousand per well.  Early well performance has been similar to direct offset ceramic-stimulated wells.  Pioneer plans to continue to monitor the performance of these wells and plans to use white sand in 50% of its 2012 drilling program.

The ninth central gathering plant (CGP) was added during the first quarter as part of the joint venture’s Eagle Ford Shale midstream business.  Two additional CGPs are planned to start up by mid-year.  Pioneer’s share of its Eagle Ford Shale joint-venture midstream activities is conducted through a partially-owned, unconsolidated entity.  Funding for ongoing midstream infrastructure build-out costs that are in excess of operating cash flow is provided from external debt sources.  Cash flow from the services provided by the midstream operations is not included in Pioneer’s forecasted operating cash flow.

In the liquids-rich Barnett Shale Combo play, Pioneer has built an 80,000 net acreage position, representing more than 1,000 drilling locations.  The Company drilled 9 wells in the first quarter and placed 10 wells on production.  Pioneer is operating two rigs in the play and plans to increase to four rigs in 2013.

Production in the first quarter for the Barnett Shale Combo play was 6 MBOEPD, up 7% from the fourth quarter of 2011.  The Company expects production to increase from an average of 4 MBOEPD in 2011 to 7 MBOEPD to 9 MBOEPD in 2012.  With the expected increase to four rigs in 2013, production is forecasted to grow to 12 MBOEPD to 16 MBOEPD in 2013 and 18 MBOEPD to 23 MBOEPD in 2014.  Production is comprised of 60% liquids (oil and natural gas liquids) and 40% gas.

Pioneer’s internal rate of return in the Barnett Shale Combo play is expected to be 30% before tax.  This assumes a targeted per-well drilling cost of $3.5 million for 5,000-foot lateral wells, a gross EUR of 460 MBOE and flat commodity prices of $100 per barrel for oil and $4 per MCF for gas.  The internal rate of return has been impacted by the low gas price environment.

On the North Slope of Alaska, Pioneer continues to operate one rig and drill development wells from its island targeting the Kuparuk, Nuiqsut and Torok intervals.  The most recent Nuiqsut well was completed for the first time with a mechanically diverted fracture stimulation, which delivered a gross initial production rate of 4,000 BOPD.  Pioneer also drilled two exploration wells during the recent winter drilling season using a second contracted rig.  The first was a successful onshore appraisal well to test the southern extent of the Torok interval.  The well flowed at 2,000 BOPD gross (Pioneer has a 100% working interest) during the test period and provided data that supports the addition of 50 MMBO to the resource potential of the Torok interval within Pioneer’s acreage.  The well is now shut in awaiting permanent onshore production facilities.  The second well tested a deeper Ivishak prospect and was unsuccessful.

2012 Capital Budget

Pioneer’s capital program for 2012 of $2.8 billion (excludes acquisitions, asset retirement obligations, capitalized interest and geological and geophysical G&A) includes drilling capital of $2.4 billion and capital for vertical integration of $0.4 billion.  The overall program continues to be focused on liquids-rich drilling.

The capital for vertical integration of $400 million includes $300 million for the U.S. industrial sands business acquired by Pioneer in early April and $100 million for pressure pumping and well service equipment.

The capital program for 2012 is weighted towards the first half of year.  During the first quarter, Pioneer’s drilling capital incurred was $742 million.  The first quarter capital included two exploration wells in Alaska and a significant frac bank reduction in the Spraberry field, both of which will not be recurring during the remainder of 2012.  Additionally, the first quarter included higher-cost “science” wells and new seismic in the horizontal Wolfcamp Shale play that are expected to decline during the remainder of the year. The Spraberry vertical drilling program is expected to be reduced from 40 rigs in the first half of the year to 30 rigs by the end of the year.

The 2012 capital budget is expected to be funded from forecasted operating cash flow of $2.2 billion, assuming commodity prices of $100 per barrel for oil and $3 per MCF for gas, proceeds of $0.5 billion from Pioneer’s equity offering during the fourth quarter of 2011 and the utilization of $0.1 billion of pipe and equipment inventory.

First Quarter 2012 Financial Review

The following financial results for the first quarter of 2012 reflect continuing operations and exclude the results of operations attributable to South Africa that are included in discontinued operations.

Sales averaged 147 MBOEPD, consisting of oil sales averaging 58 thousand barrels per day (MBPD), NGL sales averaging 27 MBPD and gas sales averaging 369 million cubic feet per day (MMCFPD).

The average reported price for oil was $100.99 per barrel and included $1.99 per barrel related to deferred revenue from volumetric production payments (VPPs) for which production was not recorded.  The average reported price for natural gas liquids (NGLs) was $41.81 per barrel and the average reported price for gas was $2.51 per MCF.

Production costs averaged $13.79 per barrel oil equivalent (BOE).  Depreciation, depletion and amortization (DD&A) expense averaged $13.59 per BOE.

Exploration and abandonment costs were $53 million for the quarter.  This included $27 million of drilling costs, of which $19 million was associated with the unsuccessful exploration well in Alaska, and $26 million was related to geologic and geophysical expenses, principally related to new seismic being acquired in the horizontal Wolfcamp Shale and Barnett Shale Combo plays, and personnel costs.

General and administrative expense, which totaled $63 million, included the impacts of increased staffing, noncash share-based retention awards, performance-based compensation and the timing of charitable contributions.

Second Quarter 2012 Financial Outlook
The Company’s second quarter 2012 outlook for
certain operating and financial items (excluding discontinued operations in South Africa) is provided below.

Production is forecasted to average 149 MBOEPD to 154 MBOEPD.  Production costs are expected to average $13.25 to $15.25 per BOE, based on current NYMEX strip commodity prices.  DD&A expense is expected to average $13.00 to $15.00 per BOE.  Total exploration and abandonment expense is forecasted to be $25 million to $50 million.

General and administrative expense is expected to be $55 million to $60 million, interest expense is expected to be $47 million to $52 million and other expense is expected to be $20 million to $30 million. Accretion of discount on asset retirement obligations is expected to be $2 million to $4 million.

Noncontrolling interest in consolidated subsidiaries’ income, excluding unrealized derivative mark-to-market adjustments, is expected to be $9 million to $12 million, primarily reflecting the public ownership in Pioneer Southwest Energy Partners L.P.

The Company’s effective income tax rate is expected to range from 35% to 40% based on current capital spending plans and the assumption of no significant unrealized derivative mark-to-market changes in the Company’s derivative position.  Current income taxes are expected to be $10 million to $15 million and are primarily attributable to alternative minimum tax and state taxes.

The Company's financial and derivative mark-to-market results, open derivatives positions and future VPP amortization are outlined on the attached schedules.

Earnings Conference Call

On Thursday, May 3, 2012, at 9:00 a.m. Central Time, Pioneer will discuss its financial and operating results for the quarter ended March 31, 2012, with an accompanying presentation.  Instructions for listening to the call and viewing the accompanying presentation are shown below.

Internet:  www.pxd.com
Select “Investors,” then “Earnings Calls & Webcasts” to listen to the discussion and view the presentation.

Telephone: Dial (888) 505-4378 confirmation code: 2847639 five minutes before the call.  View the presentation via Pioneer’s internet address above.

A replay of the webcast will be archived on Pioneer’s website.  A telephone replay will be available through May 25 by dialing (888) 203-1112 confirmation code: 2847639.

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations primarily in the United States.  For more information, visit Pioneer’s website at www.pxd.com.

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of commodity prices, product supply and demand, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms, litigation, the costs and results of drilling and operations, availability of equipment, services and personnel required to complete the Company’s operating activities, access to and availability of transportation, processing and refining facilities, Pioneer's ability to replace reserves, implement its business plans or complete its development activities as scheduled, access to and cost of capital, the financial strength of counterparties to Pioneer’s credit facility and derivative contracts and the purchasers of Pioneer’s oil, NGL and gas production, uncertainties about estimates of reserves and resource potential and the ability to add proved reserves in the future, the assumptions underlying production forecasts, quality of technical data, environmental and weather risks, including the possible impacts of climate change, the risks associated with the ownership and operation of an industrial sand mining business, international operations and acts of war or terrorism. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission. In addition, Pioneer may be subject to currently unforeseen risks that may have a materially adverse impact on it. Pioneer undertakes no duty to publicly update these statements except as required by law.

Cautionary Note to U.S. Investors --The U.S. Securities and Exchange Commission (the “SEC”) prohibits oil and gas companies, in their filings with the SEC, from disclosing estimates of oil or gas resources other than “reserves,” as that term is defined by the SEC.  In this news release, Pioneer includes estimates of quantities of oil and gas using certain terms, such as “resource potential,” “estimated ultimate recovery,” “EUR” or other descriptions of volumes of reserves, which terms include quantities of oil and gas that may not meet the SEC’s definitions of proved, probable and possible reserves, and which the SEC's guidelines strictly prohibit Pioneer from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being recovered by Pioneer.  U.S. investors are urged to consider closely the disclosures in the Company’s periodic filings with the SEC.  Such filings are available from the Company at 5205 N. O'Connor Blvd., Suite 200, Irving, Texas 75039, Attention: Investor Relations, and the Company’s website at www.pxd.com.  These filings also can be obtained from the SEC by calling 1-800-SEC-0330.

Pioneer Natural Resources Contacts:

Investors
Frank Hopkins – 972-969-4065
Eric Pregler – 972-969-5756
Casey Edwards – 972-969-5759

Media and Public Affairs
Susan Spratlen – 972-969-4018
Suzanne Hicks – 972-969-4020

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$316,918	$537,484
Accounts receivable, net	299,054	283,813
Income taxes receivable	3	3
Inventories	281,890	241,609
Prepaid expenses	13,152	14,263
Deferred income taxes	87,362	77,005
Discontinued operations held for sale	78,643	73,349
Derivatives	279,919	238,835
Other current assets, net	10,168	12,936
Total current assets	1,367,109	1,479,297

Property, plant and equipment, at cost:
Oil and gas properties, using the successful efforts method of accounting	12,975,291	12,249,332
Accumulated depletion, depreciation and amortization	(3,821,083)	(3,648,465)
Total property, plant and equipment	9,154,208	8,600,867

Goodwill	298,142	298,142
Other property and equipment, net	613,834	573,075
Investment in unconsolidated affiliate	176,513	169,532
Derivatives	264,362	243,240
Other assets, net	151,391	160,008

	$12,025,559	$11,524,161

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$817,477	$716,211
Interest payable	35,323	57,240
Income taxes payable	22,017	9,788
Discontinued operations held for sale	84,146	75,901
Deferred revenue	31,610	42,069
Derivatives	83,952	74,415
Other current liabilities	35,597	36,174
Total current liabilities	1,110,122	1,011,798

Long-term debt	2,620,615	2,528,905
Deferred income taxes	2,181,381	2,077,164
Derivatives	58,176	33,561
Other liabilities	222,594	221,595
Equity	5,832,671	5,651,138

	$12,025,559	$11,524,161

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended March 31,
	2012	2011
Revenues and other income:
Oil and gas	$718,956	$475,728
Interest and other	28,448	32,320
Derivative gains (losses), net	91,750	(244,432)
Gain (loss) on disposition of assets, net	43,596	(2,191)
	882,750	261,425
Costs and expenses:
Oil and gas production	138,321	98,835
Production and ad valorem taxes	45,796	33,296
Depletion, depreciation and amortization	181,418	126,681
Exploration and abandonments	53,287	17,484
General and administrative	63,067	43,911
Accretion of discount on asset retirement obligations	2,430	2,044
Interest	46,858	45,227
Hurricane activity, net	-	71
Other	23,607	17,861
	554,784	385,410

Income (loss) from continuing operations before income taxes	327,966	(123,985)
Income tax benefit (provision)	(117,703)	47,907
Income (loss) from continuing operations	210,263	(76,078)
Income from discontinued operations, net of tax	10,695	419,882
Net income	220,958	343,804
Net (income) loss attributable to the noncontrolling interests	(6,339)	4,790
Net income attributable to common stockholders	$214,619	$348,594

Basic earnings per share:
Income (loss) from continuing operations attributable to common stockholders	$1.65	$(0.62)
Income from discontinued operations attributable to common
stockholders	0.08	3.58
Net income attributable to common stockholders	$1.73	$2.96

Diluted earnings per share:
Income (loss) from continuing operations attributable to common stockholders	$1.60	$(0.62)
Income from discontinued operations attributable to common
stockholders	0.08	3.58
Net income attributable to common stockholders	$1.68	$2.96

Weighted average shares outstanding:
Basic	122,480	115,869
Diluted	126,247	115,869

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended March 31,
	2012	2011
Cash flows from operating activities:
Net income	$220,958	$343,804
Adjustments to reconcile net income to net cash provided by
operating activities:
Depletion, depreciation and amortization	181,418	126,681
Exploration expenses, including dry holes	27,163	1,481
Deferred income taxes	105,871	(50,305)
(Gain) loss on disposition of assets, net	(43,596)	2,191
Accretion of discount on asset retirement obligations	2,430	2,044
Discontinued operations	1,577	(399,689)
Interest expense	9,870	7,637
Derivative related activity	(27,243)	276,683
Amortization of stock-based compensation	15,086	10,174
Amortization of deferred revenue	(10,459)	(11,083)
Other noncash items	(9,516)	(20,124)
Change in operating assets and liabilities, net of effects from dispositions:
Accounts receivable, net	(20,663)	(25,270)
Income taxes receivable	1,407	1
Inventories	(31,027)	(29,319)
Prepaid expenses	1,413	1,342
Other current assets	2,488	3,305
Accounts payable	19,326	(89,980)
Interest payable	(21,917)	(25,066)
Income taxes payable	16,941	15,354
Other current liabilities	(15,441)	3,353
Net cash provided by operating activities	426,086	143,214
Net cash provided by (used in) investing activities	(679,666)	334,168
Net cash provided by (used in) financing activities	33,014	(67,891)
Net increase (decrease) in cash and cash equivalents	(220,566)	409,491
Cash and cash equivalents, beginning of period	537,484	111,160
Cash and cash equivalents, end of period	$316,918	$520,651

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED SUMMARY PRODUCTION AND PRICE DATA

		Three Months Ended March 31,
		2012	2011
Average Daily Sales Volumes
from Continuing Operations:
Oil (Bbls) -	U.S.	57,671	33,926
Natural gas liquids ("NGL") (Bbls) -	U.S.	27,485	18,645
Gas (Mcf) -	U.S.	369,422	325,169
Total (BOE) -	U.S.	146,727	106,766

Average Daily Sales Volumes
from Discontinued Operations:
Oil (Bbls) -	South Africa	787	526
	Tunisia	-	547
	Total	787	1,073

Gas (Mcf) -	South Africa	15,913	23,537
	Tunisia	-	496
	Total	15,913	24,033

Total (BOE) -	South Africa	3,439	4,449
	Tunisia	-	630
	Total	3,439	5,079

Average Reported Prices (a):
Oil (per Bbl) -	U.S.	$100.99	$95.46
Natural gas liquids (per Bbl) -	U.S.	$41.81	$42.17
Gas (per Mcf) -	U.S.	$2.51	$3.88
Total (BOE) -	U.S.	$53.85	$49.51

__________
(a)	Average reported prices are attributable to continuing operations and include the results of hedging activities and amortization of VPP deferred revenue.

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED SUPPLEMENTARY EARNINGS PER SHARE INFORMATION

The Company uses the two-class method of calculating basic and diluted earnings per share.  Under the two-class method of calculating earnings per share, GAAP provides that share- and unit-based awards with guaranteed dividend or distribution participation rights qualify as "participating securities" during their vesting periods.  The Company's basic net income per share attributable to common stockholders is computed as (i) net income attributable to common stockholders, (ii) less participating share- and unit-based basic earnings (iii) divided by weighted average basic shares outstanding. The Company's diluted net income per share attributable to common stockholders is computed as (i) basic net income attributable to common stockholders, (ii) plus the reallocation of participating earnings (iii) divided by weighted average diluted shares outstanding. During periods in which the Company realizes a loss from continuing operations attributable to common stockholders, securities or other contracts to issue common stock would be dilutive to loss per share; therefore, conversion into common stock is assumed not to occur.

The following table is a reconciliation of the Company's net income attributable to common stockholders to basic net income attributable to common stockholders and to diluted net income attributable to common stockholders for the three months ended March 31, 2012 and 2011:

	Three Months Ended March 31,
	2012	2011
	(in thousands)

Net income attributable to common stockholders	$214,619	$348,594
Participating basic earnings	(2,448)	(6,140)
Basic net income attributable to common stockholders	212,171	342,454
Reallocation of participating earnings	71	-
Diluted net income attributable to common stockholders	$212,242	$342,454

The following table is a reconciliation of basic weighted average common shares outstanding to diluted weighted average common shares outstanding for the three months ended March 31, 2012 and 2011:

	Three Months Ended March 31,
	2012	2011
	(in thousands)

Weighted average common shares outstanding:
Basic	122,480	115,869
Dilutive common stock options	150	-
Contingently issuable performance unit shares	157	-
Convertible senior notes dilution	3,460	-

Diluted	126,247	115,869

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(in thousands)

EBITDAX and discretionary cash flow ("DCF") (as defined below) are presented herein, and reconciled to the generally accepted accounting principle ("GAAP") measures of net income and net cash provided by operating activities because of their wide acceptance by the investment community as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. The Company also views the non-GAAP measures of EBITDAX and DCF as useful tools for comparisons of the Company's financial indicators with those of peer companies that follow the full cost method of accounting. EBITDAX and DCF should not be considered as alternatives to net income or net cash provided by operating activities, as defined by GAAP.

	Three Months Ended March 31,
	2012	2011

Net income	$220,958	$343,804
Depletion, depreciation and amortization	181,418	126,681
Exploration and abandonments	53,287	17,484
Hurricane activity, net	-	71
Accretion of discount on asset retirement obligations	2,430	2,044
Interest expense	46,858	45,227
Income tax (benefit) provision	117,703	(47,907)
(Gain) loss on disposition of assets, net	(43,596)	2,191
Discontinued operations	(10,695)	(419,882)
Derivative related activity	(27,243)	276,683
Amortization of stock-based compensation	15,086	10,174
Amortization of deferred revenue	(10,459)	(11,083)
Other noncash items	(9,516)	(20,124)

EBITDAX (a)	536,231	325,363

Cash interest expense	(36,988)	(37,590)
Current income taxes	(11,832)	(2,398)

Discretionary cash flow (b)	487,411	285,375

Cash hurricane activity	-	(71)
Discontinued operations cash activity	12,272	20,193
Cash exploration expense	(26,124)	(16,003)
Changes in operating assets and liabilities	(47,473)	(146,280)

Net cash provided by operating activities	$426,086	$143,214

__________
(a)
“EBITDAX” represents earnings before depletion, depreciation and amortization expense; exploration and abandonments; net hurricane activity; unrealized mark-to-market derivative activity; accretion of discount on asset retirement obligations; interest expense; income taxes; (gain) loss on the disposition of assets, net; discontinued operations; amortization of stock-based compensation; amortization of deferred revenue and other noncash items.

(b)
Discretionary cash flow equals cash flows from operating activities before changes in operating assets and liabilities, cash activity reflected in discontinued operations and hurricane activity and cash exploration expense.

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED SUPPLEMENTARY NON-GAAP FINANCIAL MEASURES (continued)
(in millions, except per share data)

Adjusted income excluding unrealized mark-to-market ("MTM") derivative gains, and adjusted income excluding unrealized MTM derivative gains and unusual items, as presented in this press release, is presented and reconciled to Pioneer's net income attributable to common stockholders and diluted common shares outstanding  that is determined in accordance with GAAP because Pioneer believes that these non-GAAP financial measures reflect an additional way of viewing aspects of Pioneer's business that, when viewed together with its financial results computed in accordance with GAAP, provides a more complete understanding of factors and trends affecting its historical financial performance and future operating results, greater transparency of underlying trends and greater comparability of results across periods.  In addition, management believes that these non-GAAP measures may enhance investors' ability to assess Pioneer's historical and future financial performance.  These non-GAAP financial measures are not intended to be substitutes for the comparable GAAP measure and should be read only in conjunction with Pioneer's consolidated financial statements prepared in accordance with GAAP.  Unrealized MTM derivative gains and losses and unusual items will recur in future periods; however, the amount and frequency can vary significantly from period to period.  The tables below reconcile Pioneer's net income attributable to common stockholders and diluted shares outstanding for the three months ended March 31, 2012, as determined in accordance with GAAP, to adjusted income excluding unrealized MTM derivative gains and adjusted income excluding unrealized MTM derivative gains, unusual items and the incremental share dilution attributable to convertible senior notes for that quarter.

	After-tax Amounts	Amounts Per Share

Net income attributable to common stockholders	$215	$1.68
Unrealized MTM derivative gains	(20)	(0.16)
Adjusted income excluding unrealized MTM derivative gains	$195	$1.52

Gain on sale of Eagle Ford acreage	(27)	(0.21)
Income from discontinued operations (primarily South Africa)	(11)	(0.08)
Alaska petroleum tax credit recoveries	(8)	(0.06)
Inventory valuation charge on dry gas assets	4	0.03
Incremental share dilution attributable to convertible senior notes	-	0.03
Adjusted income excluding unrealized MTM derivative gains, unusual items and incremental share dilution	$153	$1.23

		Three Months Ended March 31, 2012

Diluted common shares outstanding		126
Incremental share dilution attributable to convertible senior notes		(3)
Adjusted common shares outstanding		123

PIONEER NATURAL RESOURCES COMPANY

SUPPLEMENTAL INFORMATION

Open Commodity Derivative Positions as of May 1, 2012
(Volumes are average daily amounts)

	2012
	Second Quarter	Third Quarter	Fourth Quarter	2013	2014	2015

Average Daily Oil Production Associated with
Derivatives (Bbls):
Collar Contracts with Short Puts:
Volume	41,610	50,110	53,110	67,290	40,000	-
NYMEX price:
Ceiling	$118.24	$118.61	$118.85	$120.61	$122.77	$-
Floor	$82.36	$84.50	$85.09	$88.88	$91.50	$-
Short Put	$66.52	$68.80	$69.44	$71.72	$74.88	$-
Collar Contracts:
Volume	2,000	2,000	2,000	-	-	-
NYMEX price:
Ceiling	$127.00	$127.00	$127.00	$-	$-	$-
Floor	$90.00	$90.00	$90.00	$-	$-	$-
Swap Contracts:
Volume	3,000	3,000	3,000	3,000	-	-
NYMEX price	$79.32	$79.32	$79.32	$81.02	-	-
Rollfactor Swap Contracts:
Volume	2,011	-	-	6,000	-	-
NYMEX Roll price (a)	$0.28	$-	$-	$0.43	$-	$-
Basis Swap Contracts:
Argus Index Swap volume (b)	-	20,000	20,000	-	-	-
Price	$-	$(1.15)	$(1.15)	$-	$-	$-
Average Daily NGL Production Associated with
Derivatives (Bbls):
Collar Contracts with Short Puts:
Volume	3,000	3,000	3,000	-	-	-
Index price (c):
Ceiling	$79.99	$79.99	$79.99	$-	$-	$-
Floor	$67.70	$67.70	$67.70	$-	$-	$-
Short Put	$55.76	$55.76	$55.76	$-	$-	$-
Swap Contracts:
Volume	750	750	750	-	-	-
Index price (c)	$35.03	$35.03	$35.03	$-	$-	$-
Average Daily Gas Production Associated with
Derivatives (MMBtu):
Collar Contracts with Short Puts:
Volume	-	-	-	-	60,000	30,000
NYMEX price (d):
Ceiling	$-	$-	$-	$-	$7.80	$7.11
Floor	$-	$-	$-	$-	$5.83	$5.00
Short Put	$-	$-	$-	$-	$4.42	$4.00
Collar Contracts:
Volume	65,000	65,000	65,000	150,000	140,000	50,000
NYMEX price (d):
Ceiling	$6.60	$6.60	$6.60	$6.25	$6.44	$7.92
Floor	$5.00	$5.00	$5.00	$5.00	$5.00	$5.00
Swap Contracts:
Volume	275,000	275,000	275,000	112,500	50,000	-
NYMEX price (d)	$4.97	$4.97	$4.97	$5.62	$6.05	$-
Basis Swap Contracts:
Permian Basin Index Swap volume (e)	32,500	32,500	32,500	52,500	45,000	-
Price differential ($/MMBtu)	$(0.38)	$(0.38)	$(0.38)	$(0.23)	$(0.27)	$-
Mid-Continent Index Swap volume (e)	50,000	50,000	50,000	30,000	30,000	-
Price differential ($/MMBtu)	$(0.53)	$(0.53)	$(0.53)	$(0.38)	$(0.27)	$-
Gulf Coast Index Swap volume (e)	53,500	53,500	53,500	60,000	40,000	-
Price differential ($/MMBtu)	$(0.15)	$(0.15)	$(0.15)	$(0.14)	$(0.16)	$-
__________
(a)
Represent swaps that fix the difference between (i) each day's price per Bbl of West Texas Intermediate oil "WTI" for the first nearby month less (ii) the price per Bbl of WTI for the second nearby NYMEX month, multiplied by .6667; plus (iii) each day's price per Bbl of WTI for the first nearby month less (iv) the price per Bbl of WTI for the third nearby NYMEX month, multiplied by .3333.

(b)	Represent swaps that fix the basis differential between ARGUS Midland WTI and ARGUS Cushing WTI.
(c)	Represents weighted average index price per Bbl of each NGL component.
(d)	Represents the NYMEX Henry Hub index price on the derivative trade date.
(e)
Represent swaps that fix the basis differentials between the indices price at which the Company sells its Permian Basin, Mid-Continent and Gulf Coast gas and the NYMEX Henry Hub index price used in gas swap contracts.

Interest rates. As of March 31, 2012, the Company had interest rate derivative contracts that lock in a fixed forward annual interest rate of 3.06%, for a 10-year period ending in August 2022, on a notional amount of $200 million.  These derivative contracts mature and settle by their terms during August 2012.

During April 2012, the Company entered into interest rate derivative contracts that lock in a fixed forward annual interest rate of 3.21%, for a 10-year period ending in December 2025, on a notional amount of $250 million.  These derivative contracts mature and settle by their terms during December 2015.

Marketing and trading derivatives. The following table presents Pioneer’s open marketing and trading derivative positions as of May 1, 2012:

	2012
	Second Quarter	Third Quarter	Fourth Quarter

Average Daily Gas Production Associated with Marketing Derivatives (MMBtu):
Basis Swap Contracts:
Index swap volume	36,703	40,000	13,478
Price differential ($/MMBtu)	$0.22	$0.25	$0.25
Average Daily Gas Production Associated with Basis Transfer Derivatives (MMBtu):
Basis Swap Contracts:
Short index swap volume	5,000	5,000	1,685
NGI-So Cal Border Monthly price differential ($/MMBtu)	$0.12	$0.12	$0.12
Long index swap volume	(5,000)	(5,000)	(1,685)
IF-HSC price differential ($/MMBtu)	$(0.05)	$(0.05)	$(0.05)

PIONEER NATURAL RESOURCES COMPANY

SUPPLEMENTAL INFORMATION

Amortization of Deferred Revenue Associated with Volumetric Production Payments and Derivative Losses as of March 31, 2012
(in thousands)

	2012
	Second Quarter	Third Quarter	Fourth Quarter	Total

Total deferred revenues (a)	$10,460	$10,575	$10,575	$31,610
Less derivative losses to be recognized in
pretax earnings (b)	(791)	(784)	(772)	(2,347)

Total VPP impact to pretax earnings	$9,669	$9,791	$9,803	$29,263

__________
(a)	Deferred revenue will be amortized as increases to oil revenues during the indicated future periods.
(b)	Represents the remaining pretax earnings impact of the derivatives assigned in the VPPs.

Derivative Gains, Net
(in thousands)

Three Months Ended March 31, 2012
Noncash changes in fair value:
Oil derivative losses	$(49,869)
NGL derivative gains	2,883
Gas derivative gains	71,689
Diesel derivative losses	(270)
Interest rate derivative gains	3,620
Total noncash derivative gains, net (a)	28,053

Cash settled changes in fair value:
Oil derivative losses	(6,604)
NGL derivative gains	1,913
Gas derivative gains	66,524
Diesel derivative gains	1,864
Total cash derivative gains, net	63,697
Total derivative gains, net	$91,750

__________
(a)	Total unrealized mark-to-market derivative gains, net includes $4.0 million of losses attributable to noncontrolling interests in consolidated subsidiaries during the three months ended.